Exhibit 99.1

Corporate Headquarters

100 Motor Parkway, Suite 160

Hauppauge, NY 11788-5138

Direct Dial: 631-360-9304

Direct Fax: 631-360-9380

PRESS RELEASE

Release Date: May 23, 2005

Contact:	Ms. Judith Barber	News Contact:	Peter Hamilton
	Corporate Secretary		Rubenstein Associates
(work) 212-843-8015
(home) 631-928-8437
(cell) 516-375-6434

BANK OF SMITHTOWN CEO

TESTIFIES BEFORE CONGRESS

Rock says, “Unnecessary, outdated regulations impede

economic development of communities”

Smithtown, NY, May 23, 2005 - Bank of Smithtown CEO Brad Rock testified before the House Financial Institutions Subcommittee this past Thursday on a wide variety of subjects impacting banks and their customers. Mr. Rock in his testimony said that in particular, “compliance costs drain bank resources, taking away from the needs of our customers and our communities,” and that “every new law and regulation means more expensive bank credit and less of it.”

Convened by the subcommittee’s Chairman, Spencer Bachus (R-AL), the hearing explored ways to free banks from “unduly burdensome regulations as a way of both improving their productivity and enhancing their ability to meet credit needs of their communities.”

Six witnesses were invited to testify. Mr. Rock appeared on behalf of the American Bankers Association. The ABA represents banks of all types and sizes throughout the United States with more than 2 million employees and $7.8 trillion in assets.

The hearing addressed a wide variety of subjects including the Bank Secrecy Act, the Sarbanes-Oxley Act, SEC rules, new accounting standards and credit unions.

Early in the hearing, addressing the chairman, Mr. Rock said: “Compliance costs drain bank resources, taking away from the needs of our customers and our communities. Every new law, regulation or rule means two things: More expensive bank credit and less of it.” Mr. Rock went on to say that if bank regulatory costs were reduced by just 20 percent, the reduction would support additional bank lending of up to $84 billion.

The hearing lasted for two hours. Many of the committee’s questions were directed to Mr. Rock.

Several times during the hearing, Mr. Rock urged Congress to eliminate the filing of cash transaction reports for “seasoned bank customers”. He noted that banks currently file more than 13 million cash transaction reports annually. He continued: “Many of these reports are filed for small businesses like delis, gas stations and flower shops, which have nothing to do with potentially criminal activity”. He contended that the 35 year-old rules have lost their usefulness due to several more recent regulatory developments, including more extensive “suspicious activity” reporting.

Congressmen Jeb Hensarling (R-TX), Walter Jones, Jr. (R-NC) and Jim Ryun (R-KS) were among those who were most active in questioning Mr. Rock. Congressman Hensarling is currently preparing regulatory relief legislation, and Congressman Ryun has already introduced a bill of his own on the subject (H.R. 2061). After the hearing, Mr. Rock said, “It is important for banks and their customers that Congress take steps soon to reduce the maze of unnecessary and sometimes outdated regulations. If we don’t, we all continue to pay a price that impedes the economic development of our communities.”

Bank of Smithtown is a 96 year-old community bank which is a wholly-owned subsidiary of Smithtown Bancorp (SMTB – Nasdaq).